THE UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(AMENDMENT NO. 6)*



Harte Hanks, Inc.
(Name of Issuer)

Common Stock, $1 par value
(Title of Class of Securities)

41619202
(CUSIP Number)

December 31, 2022
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
 Schedule is filed:

       [     ] Rule 13d-1(b)
       [ X ] Rule 13d-1(c)
       [     ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 416196202
1.
NAMES OF REPORTING PERSONS
Westerly Capital Management, LLC
2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) [    ]
(b) [    ]
3.
SEC USE ONLY
4.
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware, United States


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.
SOLE VOTING POWER:                        0
6.
SHARED VOTING POWER:                  691,000

7.
SOLE DISPOSITIVE POWER:               0

8.
SHARED DISPOSITIVE POWER:         691,000

9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
691,000
10.-
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 9.57%

12.
TYPE OF REPORTING PERSON (see instructions): OO
CUSIP No. 416196202
1.
NAMES OF REPORTING PERSONS

Westerly Holdings LLC

2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) [    ]
(b) [    ]
3.
SEC USE ONLY
4.
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware, United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.
SOLE VOTING POWER:                        0

6.
SHARED VOTING POWER:                  691,000
7.
SOLE DISPOSITIVE POWER:               0
8.
SHARED DISPOSITIVE POWER:         691,000
9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
691,000
10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 9.57%

12.
TYPE OF REPORTING PERSON (see instructions): OO
CUSIP No. 416196202
1.
NAMES OF REPORTING PERSONS

Christopher J. Galvin

2.
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) [    ]
(b) [    ]
3.
SEC USE ONLY
4.
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware, United States


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
5.
SOLE VOTING POWER:                        0

6.
SHARED VOTING POWER:                  691,000

7.
SOLE DISPOSITIVE POWER:               0

8.
SHARED DISPOSITIVE POWER:         691,000

9.
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
691,000
10.
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11.
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 9.57%
12.
TYPE OF REPORTING PERSON (see instructions): OO
Item 1.
(a)
Name of Issuer

Harte Hanks, Inc.


(b)
Address of Issuer's Principal Executive Offices

2800 Wells Branch Parkway
Austin, TX 78728


Item 2.

(a, b, c )
 Name of Person Filing, Address of Principal Business Office, Citizenship:

Westerly Capital Management, LLC, a Delaware limited company located at 201 Mission Street, Suite 580, San Francisco, CA 94105.

Westerly Holdings, LLC, a Delaware limited company located at 201 Mission Street, Suite 580, San Francisco, CA 94105.

Christopher J. Galvin, a United States citizen located at
 201 Mission Street, Suite 580, San Francisco, CA 94105.

This Statement relates to Common Stock (as defined herein) held for the accounts of Westerly Partners, L.P., a Delaware limited partnership, and Westerly Partners QP, L.P., a Delaware limited partnership.
Westerly Capital Management, LLC serves as investment manager and Westerly Holdings LLC serves as the general partner to
 Westerly Partners, L.P. and Westerly Partners QP, L.P. Mr. Galvin is a managing member of Westerly Capital Management, LLC and Westerly Holdings LLC.
(d)
 Title of Class of Securities

Common Stock, $1 par value (the "Common Stock")

(e)
 CUSIP Number

416196202

Item 3. If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4. Ownership.

Information with respect to the Reporting Persons' ownership of the Common Stock as of October 15, 2022, is incorporated by reference to items (5) - (9) and (11) of the cover page of the respective Reporting Person.

The amount beneficially owned by each Reporting Person is determined based on 7,218,033 shares of Common Stock outstanding as of October 15, 2022, as reported in the Form 10-Q for the quarterly period ended September 30, 2022 filed with the SEC on November 14, 2022.


Item 5. Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

See disclosure in Items 2 and 4 hereof. Certain funds listed in
 Item 2(a) are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock covered by this Statement that may be deemed to be beneficially owned by the Reporting Persons.

Item 7. Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on By the Parent Holding Company.

See disclosure in Item 2 hereof.

Item 8. Identification and Classification of Members of the Group.

Not Applicable.

Item 9. Notice of Dissolution of Group.

Not Applicable.

Item 10. Certification.
         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE


After reasonable inquiry and to the best of my knowledge
 and belief, I certify that the information set forth
 in this statement is true, complete and correct.
Dated: February 14, 2023
Westerly Capital Management, LLC
By:  /s/ Christopher J. Galvin_______
	Christopher J, Galvin, Managing Member

Westerly Holdings LLC


By:  /s/ Christopher J. Galvin_______
	Christopher J, Galvin, Managing Member

Christopher J. Galvin

By:  /s/ Christopher J. Galvin_______